Exhibit 23.1

Burnham & Schumm, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

1981 East Murray-Holladay Road Suite 245 Salt Lake City, Utah 84117 Phone (801) 272-0111 Fax (801) 272-0125	A Professional Corporation Officers: Lonnie K. Burnham, C.P.A. Ted Schumm, C.P.A.

CONSENT OF INDEPENDENT AUDITORS

October 10, 2007

We consent to the inclusion in this Registration Statement on Form SB-2/A of our report dated March 6, 2007 on our audit of the consolidated financial statements of Telanetix, Inc. and Subsidiary which covered the consolidated balance sheets as of December 31, 2006 and 2005, and the results of the Company's operations and cash flows for the years then ended appearing in the Prospectus, which is part of the Registration Statement. We also consent to the reference of our firm under the caption "Experts” in this Prospectus.

/s/ Burnham & Schumm, P.C.
Burnham & Schumm, P.C.
Certified Public Accountants
Salt Lake City, Utah